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                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

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
                                                             FISCAL YEARS ENDED OCTOBER 31,
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        ----------     ----------     -----------
Primary Earnings per Common and Common Equivalent
  Share:
  Average Market Price................................  $    18.82     $    17.04     $     19.02
  Weighted average common shares outstanding
     during period....................................   6,722,354      7,655,075       7,697,522
  Common Stock Equivalents:
     Common Stock Options.............................     109,236        107,454         124,078
                                                        ----------     ----------      ----------
  Weighted average common and common
     equivalent shares................................   6,831,590      7,762,529       7,821,600
                                                        ==========     ==========      ==========
  Net earnings for period.............................  $5,579,670     $7,448,039     $10,677,894
                                                        ==========     ==========      ==========
  Primary earnings per share..........................  $      .82     $      .96     $      1.37
                                                        ==========     ==========      ==========
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